Exhibit 99.1

L3 TECHNOLOGIES, INC.
For the quarterly and first half periods ended June 28, 2019

L3 TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	(Unaudited)
	June 28, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,195	$1,066
Billed receivables, net of allowances of $15 in 2019 and $12 in 2018	807	919
Contract assets	1,767	1,590
Inventories	915	879
Prepaid expenses and other current assets	425	356
Total current assets	5,109	4,810
Property, plant and equipment, net	1,176	1,169
Operating lease right-of-use assets	626	—
Goodwill	6,825	6,808
Identifiable intangible assets	367	390
Other assets	354	341
Total assets	$14,457	$13,518
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	$699	$699
Accrued employment costs	369	491
Accrued expenses	221	251
Contract liabilities	740	669
Income taxes payable	74	49
Other current liabilities	320	288
Total current liabilities	2,423	2,447
Pension and postretirement benefits	1,178	1,211
Deferred income taxes	209	196
Other liabilities	449	436
Operating lease liabilities	580	—
Long-term debt	3,323	3,321
Total liabilities	8,162	7,611
Commitments and contingencies (see Note 17)
Equity:
Shareholders’ equity:
Common stock: $.01 par value; 300,000,000 shares authorized, 79,632,956 shares outstanding at June 28, 2019 and 78,800,714 shares outstanding at December 31, 2018	6,967	6,866
Treasury stock (at cost), 84,999,711 shares at June 28, 2019 and December 31, 2018	(7,726)	(7,726)
Retained earnings	7,713	7,424
Accumulated other comprehensive loss	(728)	(725)
Total shareholders’ equity	6,226	5,839
Noncontrolling interests	69	68
Total equity	6,295	5,907
Total liabilities and equity	$14,457	$13,518

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Second Quarter Ended
	June 28, 2019	June 29, 2018
Net sales:
Products	$1,809	$1,786
Services	822	797
Total net sales	2,631	2,583
Operating costs and expenses:
Cost of sales — Products	(1,290)	(1,349)
Cost of sales — Services	(578)	(578)
General and administrative expenses	(442)	(383)
Total operating costs and expenses	(2,310)	(2,310)
Gain on sale of the Crestview Aerospace and TCS businesses	—	48
Merger, acquisition and divestiture related expenses and losses	(27)	—
Operating income	294	321
Interest expense	(38)	(44)
Interest and other income, net	11	8
Debt retirement charges	(3)	(48)
Income from continuing operations before income taxes	264	237
Provision for income taxes	(50)	(48)
Income from continuing operations	214	189
Income from discontinued operations, net of income taxes	—	190
Net income	214	379
Net income from continuing operations attributable to noncontrolling interests	(6)	(4)
Net income attributable to L3	$208	$375

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	First Half Ended
	June 28, 2019	June 29, 2018
Net sales:
Products	$3,741	$3,432
Services	1,590	1,522
Total net sales	5,331	4,954
Operating costs and expenses:
Cost of sales — Products	(2,732)	(2,540)
Cost of sales — Services	(1,143)	(1,110)
General and administrative expenses	(824)	(780)
Total operating costs and expenses	(4,699)	(4,430)
Gain on sale of the Crestview Aerospace and TCS businesses	—	48
Merger, acquisition and divestiture related expenses and losses	(45)	—
Operating income	587	572
Interest expense	(75)	(85)
Interest and other income, net	15	14
Debt retirement charges	(3)	(48)
Income from continuing operations before income taxes	524	453
Provision for income taxes	(87)	(72)
Income from continuing operations	437	381
Income from discontinued operations, net of income taxes	—	206
Net income	437	587
Net income from continuing operations attributable to noncontrolling interests	(12)	(9)
Net income attributable to L3	$425	$578

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Second Quarter Ended		First Half Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Net income	$214	$379	$437	$587
Other comprehensive income (loss):
Foreign currency translation adjustments	(19)	(72)	4	(39)
Unrealized losses on hedging instruments (1)	(16)	(10)	(22)	(11)
Pension and postretirement benefit plans:
Amortization of net loss and prior service cost previously recognized (2)	8	13	15	27
Total other comprehensive loss	(27)	(69)	(3)	(23)
Comprehensive income	187	310	434	564
Comprehensive income attributable to noncontrolling interests	(6)	(4)	(12)	(9)
Comprehensive income attributable to L3	$181	$306	$422	$555
__________________

(1)
Net of income tax benefits of $5 million and $3 million for the quarterly periods ended June 28, 2019 and June 29, 2018, respectively, and net of income tax benefits of $7 million and $3 million for the first half periods ended June 28, 2019 and June 29, 2018, respectively.

(2)
Net of income taxes of $2 million and $4 million for the quarterly periods ended June 28, 2019 and June 29, 2018, respectively, and net of income taxes of $4 million and $8 million for the first half periods ended June 28, 2019 and June 29, 2018, respectively.

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
(in millions, except per share data)

	Common Stock		Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity
	Shares Outstanding	Par Value
For the Second Quarter Ended June 28, 2019:
March 29, 2019	79.4	$1	$6,903	$(7,726)	$7,574	$(701)	$67	$6,118
Net income					208		6	214
Other comprehensive loss						(27)		(27)
Distributions to noncontrolling interests							(4)	(4)
Cash dividends declared ($0.85 per share)					(69)			(69)
Shares issued:
Employee savings plans	0.1		35					35
Exercise of stock options	0.1		11					11
Repurchases of common stock to satisfy tax withholding obligations	—		(1)					(1)
Stock-based compensation expense			16					16
Other			2					2
June 28, 2019	79.6	$1	$6,966	$(7,726)	$7,713	$(728)	$69	$6,295

For the Second Quarter Ended June 29, 2018:
March 30, 2018	78.4	$1	$6,606	$(7,523)	$6,814	$(645)	$67	$5,320
Net income					375		4	379
Other comprehensive loss						(69)		(69)
Distributions to noncontrolling interests							(3)	(3)
Cash dividends declared ($0.80 per share)					(63)			(63)
Shares issued:
Employee savings plans	0.1		38					38
Exercise of stock options	0.6		48					48
Employee stock purchase plan	—		17					17
Repurchases of common stock to satisfy tax withholding obligations	—		(1)					(1)
Stock-based compensation expense			14					14
Treasury stock purchased	(0.9)			(168)				(168)
June 29, 2018	78.2	$1	$6,722	$(7,691)	$7,126	$(714)	$68	$5,512

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
(in millions, except per share data)

	Common Stock		Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity
	Shares Outstanding	Par Value
For the First Half Ended June 28, 2019:
Balance at December 31, 2018	78.8	$1	$6,865	$(7,726)	$7,424	$(725)	$68	$5,907
Net income					425		12	437
Other comprehensive loss						(3)		(3)
Distributions to noncontrolling interests							(11)	(11)
Cash dividends declared ($1.70 per share)					(136)			(136)
Shares issued:
Employee savings plans	0.3		65					65
Exercise of stock options	0.2		30					30
Employee stock purchase plan	0.1		—					—
Vesting of restricted stock and performance units	0.3		—					—
Repurchases of common stock to satisfy tax withholding obligations	(0.1)		(23)					(23)
Stock-based compensation expense			28					28
Other			1					1
Balance at June 28, 2019	79.6	$1	$6,966	$(7,726)	$7,713	$(728)	$69	$6,295

For the First Half Ended June 29, 2018:
Balance at December 31, 2017 - as reported	77.9	$1	$6,518	$(7,404)	$6,659	$(691)	$68	$5,151
Cumulative effect adjustment of ASC 606 on January 1, 2018, net of taxes					13			13
Net income					578		9	587
Other comprehensive loss						(23)		(23)
Distributions to noncontrolling interests							(9)	(9)
Cash dividends declared ($1.60 per share)					(126)			(126)
Shares issued:
Employee savings plans	0.3		72					72
Exercise of stock options	1.2		103					103
Employee stock purchase plan	0.1		17					17
Vesting of restricted stock and performance units	0.3		—					—
Repurchases of common stock to satisfy tax withholding obligations	(0.1)		(24)					(24)
Stock-based compensation expense			34					34
Treasury stock purchased	(1.5)			(287)				(287)
Other			2		2			4
Balance at June 29, 2018	78.2	$1	$6,722	$(7,691)	$7,126	$(714)	$68	$5,512

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	First Half Ended
	June 28, 2019	June 29, 2018
Operating activities:
Net income	$437	$587
Less: income from discontinued operations, net of tax	—	(206)
Income from continuing operations	437	381
Depreciation of property, plant and equipment	86	90
Amortization of intangibles and other assets	31	26
Deferred income tax provision	12	21
Stock-based employee compensation expense	28	34
Contributions to employee savings plans in common stock	65	68
Amortization of pension and postretirement benefit plans net loss and prior service cost	19	35
Gain on sale of the Crestview Aerospace and TCS businesses	—	(48)
Debt retirement charges	3	48
Other non-cash items	6	1
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures, and discontinued operations:
Billed receivables	119	(137)
Contract assets	(178)	(266)
Inventories	(40)	(10)
Prepaid expenses and other current assets	(85)	(82)
Accounts payable, trade	19	61
Accrued employment costs	(111)	(38)
Accrued expenses	(25)	63
Contract liabilities	73	(2)
Income taxes	32	(22)
All other operating activities	(96)	(45)
Net cash from operating activities from continuing operations	395	178

Investing activities:
Business acquisitions, net of cash acquired	(10)	(69)
Proceeds from the sale of businesses, net of closing date cash balances	1	535
Working capital adjustment on prior divestitures	(20)	—
Capital expenditures	(104)	(108)
Dispositions of property, plant and equipment	6	1
Other investing activities	(18)	(29)
Net cash (used in) from investing activities from continuing operations	(145)	330

Financing activities:
Proceeds from sale of senior notes	—	1,798
Repurchases and redemptions of senior notes	—	(1,263)
Borrowings under revolving credit facility	—	501
Repayments of borrowings under revolving credit facility	—	(501)
Common stock repurchased	—	(287)
Dividends paid	(138)	(128)
Proceeds from exercises of stock options	30	103
Proceeds from employee stock purchase plan	—	17
Repurchases of common stock to satisfy tax withholding obligations	(23)	(24)
Debt issue costs	—	(13)
Other financing activities	(11)	(6)
Net cash (used in) from financing activities from continuing operations	(142)	197
Effect of foreign currency exchange rate changes on cash and cash equivalents	2	(8)
Net cash from (used in) discontinued operations:
Operating activities	19	9
Investing activities	—	(2)
Net cash from discontinued operations	19	7
Net increase cash and cash equivalents	129	704
Cash and cash equivalents, beginning of the period	1,066	662
Cash and cash equivalents, end of the period	$1,195	$1,366

See notes to unaudited condensed consolidated financial statements.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. Description of Business
L3 Technologies, Inc. (L3 Technologies, Inc. and, together with its subsidiaries, referred to in these notes as L3 or the Company) is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, aircraft sustainment (including modifications and fleet management of special mission aircraft), simulation and training, night vision and image intensification equipment, and security and detection systems. L3 is also a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. The Company’s customers include the United States (U.S.) Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), foreign governments, and domestic and foreign commercial customers. L3's structure consists of the following three segments: (1) ISR Systems (ISRS), (2) Communications and Networked Systems (C&NS) and (3) Electronic Systems.
ISRS provides products and services for the global ISR and Command, Control and Communications (C3) markets, specializing in ISR mission solutions from seabed to space, signals intelligence (SIGINT) and multi-intelligence platforms, including engineering, modernization and sustainment solutions for military and various government aircraft, ground support equipment and other platforms. These strategic and tactical products and services provide warfighters with the ability to detect, collect, identify, analyze and disseminate information from command centers, communication nodes and air defense systems for real-time situational awareness and response. Other major capabilities and mission solutions include space avionics and imaging payloads, Counter Unmanned Aircraft Systems mission solutions, cyber and electronic warfare, special mission command & control, modeling & simulation and life cycle support. ISRS sells these products and services primarily to the DoD and select foreign governments. The ISRS sectors are Reconnaissance Mission Systems, Tactical Mission Systems, Integrated Land Systems, Space & Sensors, Surveillance & Strike Systems, Intelligence & Mission Systems, Advanced C2ISR Systems and Special Programs.
C&NS provides network and communication systems, secure communications products, radio frequency (RF) components, satellite communication terminals and space, microwave and telemetry products. These products include secure data links that are used to connect a variety of space, airborne, ground and sea-based communication systems and are used in transmission, processing, recording, monitoring and dissemination functions of these communication systems. Other major capabilities include integrated maritime mission solutions, directed energy, lightweight unmanned undersea vehicles and naval power delivery on submarines and surface ships. C&NS sells these products and services primarily to the DoD and select foreign governments. The C&NS sectors are Communications & Microwave Products, Integrated Maritime Systems and Broadband Communications.
Electronic Systems provides a broad range of products and services, including components, products, subsystems, systems and related services to military and commercial customers. These products and services serve markets, such as commercial and military aircraft simulation and training, cockpit avionics, airport security and precision weapons. Electronic Systems sells these products and services primarily to the DoD and select foreign governments. The Electronic Systems sectors are Commercial Aviation Solutions, Precision Engagement Systems and Defense Training Solutions.
On June 29, 2019, L3 and Harris Corporation (Harris) completed the all-stock merger, which was originally announced on October 14, 2018. In connection with the completion of the merger, L3 shares ceased trading prior to market open on July 1, 2019, and each L3 share converted into 1.30 shares of Harris. Upon closing of the merger, Harris was renamed L3Harris Technologies, Inc. (L3Harris) and began trading under the ticker symbol LHX.
On June 29, 2018, the Company completed the sale of its Vertex Aerospace businesses for a sales price of $540 million subject to customary closing net working capital adjustments. The results of operations of the Vertex Aerospace business are reported as discontinued operations for all periods presented. During the first quarter of 2019, the Company finalized and paid a working capital adjustment of $20 million related to the sale. See Note 4 for additional information.
All references to financial data in these financial statements and these notes are to the Company’s continuing operations, unless specifically noted.
2. Basis of Presentation
These unaudited condensed consolidated financial statements for the quarterly and first half periods ended June 28, 2019 should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Principles of Consolidation and Reporting
The accompanying financial statements comprise the consolidated financial statements of L3. The consolidated financial statements of the Company include all wholly-owned and majority-owned subsidiaries and variable interest entities (VIEs) if the Company is the primary beneficiary. The Company also holds interests in certain VIEs for which it was determined the Company is not the primary beneficiary. All significant intercompany transactions are eliminated in consolidation. Investments in equity securities, joint ventures and limited liability corporations over which the Company has significant influence but does not have voting control are accounted for using the equity method. Investments over which the Company does not have significant influence are accounted for using the cost method. For the classification of certain current assets and liabilities, the Company uses the duration of the related contract or program as its operating cycle, which may be longer than one year.

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the disclosures required by U.S. GAAP for a complete set of annual audited financial statements. The December 31, 2018 condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair statement of the results for the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.
It is generally the Company’s established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim unaudited condensed consolidated financial statements included herein have been prepared and are labeled based on that convention. The Company closes its books for annual periods on December 31 regardless of what day it falls on.
Accounting Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and cost of sales during the reporting period. The most significant of these estimates and assumptions relate to sales, profit and loss recognition for performance obligations satisfied over time, fair values of assets acquired and liabilities assumed in business combinations and investments, market values for inventories reported at lower of cost or realizable value, pension and post-retirement benefit obligations, stock-based employee compensation expense, income taxes, including the valuations of deferred tax assets, litigation reserves, useful lives and valuation of recorded amounts of long-lived assets, identifiable intangible assets and goodwill. Changes in estimates are reflected in the periods during which they become known. Actual amounts may differ from these estimates and could differ materially.
Revenue Recognition
A substantial majority of the Company’s consolidated net sales are generated from long-term contracts with customers that require it to design, develop, manufacture, modify, upgrade, test and integrate complex aerospace and electronic equipment and to provide engineering and technical services according to the customers’ specifications. These contracts are primarily with agencies of, and prime system contractors to, the U.S. Government and foreign governments and are generally priced on a fixed-price, cost-plus or time-and-material type basis. The majority of the Company's sales are from performance obligations satisfied over time and are primarily with agencies of, and prime system contractors to, the U.S. Government and foreign governments. The Company also records sales from performance obligations satisfied at a point in time, which are typically for standard goods. See Note 21 for additional information regarding the composition of the Company’s net sales.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Revisions or adjustments to estimates of the transaction price, estimated costs at completion and estimated profit or loss of a performance obligation may be required as work progresses under a contract, as experience is gained, as facts and circumstances change and as new information is obtained, even though the scope of work required under the contract may not change. Revisions or adjustments may also be required if contract modifications occur. The impact of revisions in profit or loss estimates are recognized on a cumulative catch-up basis in the period in which the revisions are made. The revisions in contract estimates, if significant, can materially affect the Company’s results of operations and cash flows. Net sales recognized from the Company's performance obligations partially satisfied in prior periods were $28 million and $101 million for the quarterly and first half periods ended June 28, 2019, respectively, and relate to revisions in contract estimates. The aggregate impact of net changes in contract estimates is presented in the table below.

	Second Quarter Ended		First Half Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Operating income	$27	$50	$84	$99
The following table presents a summary of the Company’s net sales by revenue recognition method as a percentage of total net sales for the first half periods ended June 28, 2019 and June 29, 2018.

	First Half Ended
	June 28, 2019	June 29, 2018

Over time (cost-to-cost method)	75%	76%
Point in time	19%	18%
Output method	4%	3%
Billing method	2%	3%
Total	100%	100%
Remaining Performance Obligations
As of June 28, 2019, the Company had $11.7 billion of remaining performance obligations, which represents the transaction price of firm orders less inception to date sales recognized. Remaining performance obligations exclude unexercised contract options and potential orders under basic ordering agreements or master-type contracts (i.e., indefinite-delivery, indefinite-quantity). The Company expects to recognize sales relating to existing performance obligations of approximately $4.9 billion during the remainder of 2019, $4.6 billion in 2020, $1.3 billion in 2021 and $0.9 billion in the periods thereafter.
Leases
Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2016-02, Leases, (ASC 842), using the optional transition method. In accordance with the optional transition method, the Company initially applied the new standard for existing leases as of January 1, 2019. In addition, in accordance with the optional transition method, prior period amounts and disclosures are presented under ASC 840. The cumulative effect of applying ASC 842 was an increase of $640 million to the Company's assets and liabilities.
In accordance with ASC 842, the Company recognizes lease assets and liabilities on the balance sheet for operating and finance leases under which the Company is a lessee, except for equipment leases and, as permitted by a practical expedient under the standard, leases with a term of 12 months or less. Equipment leases were not material at January 1, 2019 or June 28, 2019 and therefore not recognized on the balance sheet for these periods. The Company recognizes a lease expense on a straight-line basis over the lease term for equipment leases and leases with a term of 12 months or less. The Company classifies operating lease assets as operating lease right-of-use (ROU) assets and operating lease liabilities in other current liabilities for obligations due within 12 months, or operating lease liabilities for obligations due longer than 12 months. Finance lease assets are classified in property, plant and equipment. Finance lease liabilities are classified in other current liabilities or other liabilities depending on when the obligation is due.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Lease assets and liabilities are recognized based on the present value of future lease payments. Lease payments primarily include rent and insurance costs (lease components). The Company's leases also include non-lease components such as real estate taxes and common-area maintenance costs. The Company elected the practical expedient to account for lease and non-lease components as a single component. In certain of the Company's leases, the non-lease components are variable and in accordance with the standard are therefore excluded from lease payments to determine the lease asset. The present value of future lease payments is determined using the Company's incremental borrowing rate at lease commencement over the expected lease term. The Company uses its incremental borrowing rate because the Company's leases do not provide an implicit lease rate. The expected lease term represents the number of years the Company expects to lease the property, including options to extend or terminate the lease when it is reasonably certain that the Company will exercise such option.
For operating leases, the lease expense is recognized on a straight-line basis over the expected lease term on the statement of operations as an operating cost. For finance leases, the asset is amortized on a straight-line basis over the lease term, and interest on the lease liability is recognized in interest expense. The amortization of lease assets for the Company's finance leases and interest expense were not material for the first half period ended June 28, 2019.
Lessor
The Company is a lessor for certain arrangements for flight simulators. These leases meet the criteria for operating lease classification. Lease income associated with these leases is not material.
General and Administrative Expenses
General and administrative (G&A) expenses include allowable and unallowable administrative and overhead costs, independent research and development (IRAD) and bids and proposal (B&P) costs. The Company accounts for the portion of their G&A, IRAD and B&P costs that are allowable and reimbursable under U.S. Government procurement regulations on U.S. Government contracts as contract costs which are charged to costs of sales when sales on the related contracts are recognized. The Company’s U.S. Government contractor businesses record the unallowable portion of their G&A, IRAD and B&P costs to expense as incurred. G&A expenses for the Company's commercial businesses are expensed as incurred. The total IRAD expenses incurred were $88 million and $158 million for the quarterly and first half periods ended June 28, 2019, respectively. The total IRAD expenses incurred were $86 million and $161 million for the quarterly and first half periods ended June 29, 2018, respectively.
The Company capitalizes the incremental costs of obtaining a contract with foreign governments and foreign and domestic commercial customers (third-party sales commissions) if the Company expects to recover the costs under the contract. The Company expenses the costs to obtain a contract as incurred when the expected amortization period is one year or less. The Company classifies the portion of capitalized costs of obtaining a contract to be amortized over the next 12 months within prepaid expense and other current assets and classifies the remaining amount within other assets in its consolidated balance sheets.
Merger, Acquisition and Divestiture Related Expenses and Losses
Merger, acquisition and divestiture related expenses and losses include legal, professional, internal costs and other costs related to the L3 Harris merger, as well as gains/losses and other costs related to other acquisitions and divestitures. Professional fees contingent upon closing the merger with Harris of $28 million will be recorded in the Company's statement of operations on June 29, 2019.
3. New Accounting Standards Implemented
In February 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this update allow a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from the U.S. Tax Cuts and Jobs Act (U.S. Tax Reform). The Company adopted ASU 2018-02 as of January 1, 2019 and elected not to reclassify amounts from AOCI for the stranded tax effects of U.S. Tax Reform. The adoption of ASU 2018-02 did not have any impact on the Company’s financial position, results of operations or cash flows.
In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities. The amendments in this update intend to better align the Company's risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedge relationships and the presentation of hedge results. The amendments in this update require the Company to present the earnings effect of the hedging

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

instrument in the same income statement line in which the earnings effect of the hedged item is reported. Current U.S. GAAP provides for hedge accounting only for the portion of the hedge deemed to be highly effective and requires the Company to separately reflect the amount by which the hedging instrument does not offset the hedged item, which is referred to as the ineffective amount. The amendments in this update no longer require the Company to separately measure and report hedge ineffectiveness. The new standard is effective for the Company for interim and annual reporting periods beginning on January 1, 2019. For cash flow hedges existing at the date of adoption, the Company is required to apply a cumulative effect adjustment relating to the separate measurement of ineffectiveness to the opening balance of retained earnings. The amended presentation and disclosure guidance is required only prospectively. The Company adopted ASU 2017-12 effective January 1, 2019. The adoption of this standard did not have a material effect on the Company's financial position, results of operations or cash flows.
In February 2016, the FASB issued ASC 842 which updates the existing guidance on accounting for leases and requires new qualitative and quantitative disclosures about the Company’s leasing activities. The new standard requires the Company to recognize lease assets and lease liabilities on the balance sheet for all leases under which the Company is the lessee, including those classified as operating leases under previous accounting guidance. The Company adopted the standard as of January 1, 2019. See Note 2 for additional information.
4. Acquisitions, Divestitures and Discontinued Operations
Business Acquisitions
The Company continually evaluates potential acquisitions that either strategically fit within the Company’s existing portfolio or expand the Company’s portfolio into new product lines or adjacent markets. The Company has completed a number of acquisitions that have been accounted for as business combinations and have resulted in the recognition of goodwill in the Company’s financial statements. This goodwill includes the know-how of the assembled workforce, the ability of the workforce to further improve technology and product offerings and the expected cash flows resulting from these efforts. Goodwill may also include expected synergies resulting from the complementary strategic fit these businesses bring to existing operations. The business acquisitions discussed below are included in the Company’s results of operations from their respective dates of acquisition.
2019 Business Acquisitions
Flight Data Services, Limited (Flight Data Services). On June 14, 2019, the Company acquired Flight Data Services for a purchase price of £8 million (approximately $10 million), which was financed with cash on hand. Flight Data Services is a U.K. based provider of flight data analysis software and services including flight data management and flight operations quality assurance. The preliminary goodwill recognized for this business was approximately $7 million and is not expected to be deductible for income tax purposes. The final purchase price is subject to customary adjustments for final working capital.
2018 Business Acquisitions
The final purchase price for the 2018 acquisitions of ASV Global, L.L.C. (ASV Global), C.K. Industrial Engineers Limited (C.K. Industrial Engineers) and Azimuth Security and Linchpin Labs (Azimuth Security and Linchpin Labs) is subject to customary adjustments for final working capital. The final purchase price allocations for ASV Global, C.K. Industrial Engineers, Azimuth Security and Linchpin Labs are expected to be completed in the third quarter of 2019 and will be based on final appraisals and other analysis of fair values of acquired assets and liabilities. The Company does not expect that differences between the preliminary and final purchase price allocations will have a material impact on its results of operations or financial position.
See Note 3 to the audited consolidated financial statements for the year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K, for additional information about the Company’s 2018 business acquisitions.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Unaudited Pro Forma Statements of Operations Data
The following unaudited pro forma Statements of Operations data presents the combined results of the Company and its business acquisitions completed during the first half period ended June 28, 2019 and the year ended December 31, 2018, assuming that the business acquisitions completed during 2019 and 2018 had occurred on January 1, 2018 and January 1, 2017, respectively. The unaudited pro forma Statements of Operations data below includes adjustments for additional amortization expense related to acquired intangible assets and depreciation assuming the 2019 and 2018 acquisitions had occurred on January 1, 2018 and January 1, 2017, respectively.

	Second Quarter Ended		First Half Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Pro forma net sales	$2,633	$2,606	$5,334	$5,016
Pro forma income from continuing operations attributable to L3	$209	$185	$427	$375
Pro forma net income attributable to L3	$209	$375	$427	$581
The unaudited pro forma results disclosed in the table above are based on various assumptions and are not necessarily indicative of the results of operations that would have occurred had the Company completed these acquisitions on the dates indicated above.
Investments in Nonconsolidated Affiliates
Peak Nano Optics, LLC (Peak Nano). On February 6, 2018, the Company acquired a 25% interest in Peak Nano Optics, LLC, for a purchase price of $20 million. Peak Nano is a nanotechnology company, which allows for the design and manufacturing of polymer lenses for military, sporting and commercial optics applications using its nanolayer gradient refractive index technology. On March 6, 2019, the Company acquired an additional 10% interest in Peak Nano and warrants to acquire up to an additional 10% interest, in exchange for $20 million and forgiveness of a $5 million note receivable.
The Company determined Peak Nano is a VIE as it did not have sufficient equity at risk to finance its activities. The Company, however, is not the primary beneficiary because it does not have the power to direct the activities that are most significant to the economic performance of Peak Nano. Accordingly, Peak Nano is accounted for under the equity method of accounting.
Business Divestitures
2019 Divestitures
On February 5, 2019, the Company completed the sale of its L3 Mobile-Vision, Inc. business. The L3 Mobile-Vision, Inc. business primarily provided in-car video systems, body-worn cameras and other law enforcement solutions. The sales price for the business was $1 million, and the loss on sale was $2 million. Mobile-Vision's results of operations were not material for the quarterly period ended March 29, 2019.
2018 Divestitures
On June 29, 2018, the Company completed the sale of its Crestview Aerospace and TCS businesses (the "Crestview & TCS Businesses"). The Crestview & TCS Businesses primarily provided aircraft fabrication and assembly of fixed and rotary wing aero structures as well as avionics hardware and software systems to address mission critical needs. The table below presents Crestview & TCS Businesses’ results of operations and is included in continuing operations.

	Second Quarter Ended	First Half Ended
	June 29, 2018	June 29, 2018
	(in millions)
Net sales	$31	$64
Gain on sale of businesses	$48	$48
Income from continuing operations before income taxes	$2	$3

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Discontinued Operations
Vertex Aerospace. As discussed in Note 1, on June 29, 2018, the Company completed the sale of its Vertex Aerospace businesses. The table below presents the statements of operations data for Vertex Aerospace. The amounts presented in discontinued operations include allocated interest expenses for debt not directly attributable or related to L3’s other operations. Interest expense was allocated in accordance with the accounting standards for discontinued operations and were based on the ratio of Vertex Aerospace’s net assets to the sum of: (1) total L3 consolidated net assets and (2) L3 consolidated total debt.

	Second Quarter Ended	First Half Ended
	June 29, 2018	June 29, 2018
	(in millions)
Net sales	$226	$597
Operating costs and expenses (1)	(212)	(561)
Operating income from discontinued operations	14	36
Interest expense allocated to discontinued operations	—	(1)
Gain on sale of businesses	237	237
Income from discontinued operations before income taxes	251	272
Income tax expense	(61)	(66)
Income from discontinued operations, net of income taxes	$190	$206
__________________

(1)	For the quarterly and first half periods ended June 29, 2018, the Company recognized $3 million of trailing expenses related to the sale of National Security Solutions.
5. Contract Assets and Contract Liabilities
The table below presents the components of net contract assets.

	June 28, 2019	December 31, 2018
	(in millions)
Contract assets	$1,767	$1,590
Contract liabilities — current	(740)	(669)
Contract liabilities — non-current	(28)	(31)
Net contract assets	$999	$890
The Company did not recognize any impairment losses on contract assets during the quarterly and first half periods ended June 28, 2019.
For the first half period ended June 28, 2019, the Company recognized sales of $385 million related to its contract liabilities at December 31, 2018.
The components of contract assets are presented in the table below.

	June 28, 2019	December 31, 2018
	(in millions)
Unbilled contract receivables, gross	$3,046	$2,716
Unliquidated progress payments and advances	(1,279)	(1,126)
Total contract assets	$1,767	$1,590

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

6. Inventories
Inventories at Lower of Cost or Realizable Value. The table below presents the components of inventories at the lower of cost (first-in, first-out or average cost) or realizable value.

	June 28, 2019	December 31, 2018
	(in millions)
Raw materials, components and sub-assemblies	$368	$351
Work in process	331	330
Finished goods	216	198
Total	$915	$879
Inventories at June 28, 2019 and December 31, 2018 included G&A costs of $40 million and $31 million, respectively. G&A costs incurred and recorded in inventories totaled $656 million during the first half period ended June 28, 2019, and G&A costs charged to expense from inventories totaled $644 million during the first half period ended June 28, 2019.
7. Goodwill and Identifiable Intangible Assets
Goodwill. In accordance with the accounting standards for business combinations, the Company records the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition (commonly referred to as the purchase price allocation). The table below presents the changes in goodwill.

Consolidated Total
(in millions)
Goodwill	$6,912
Accumulated impairment losses	(104)
December 31, 2018	6,808
Business acquisitions (1)	10
Foreign currency translation adjustments	7
June 28, 2019	6,825
Goodwill	6,929
Accumulated impairment losses	(104)
$6,825
__________________

(1)
The increase was due to a purchase price allocation adjustment for the ASV Global business acquisition, the acquisition of the Flight Data Services business and a purchase price allocation adjustment for the C.K. Industrial Engineers business acquisition.

Identifiable Intangible Assets. The most significant identifiable intangible asset that is separately recognized for the Company’s business acquisitions is customer contractual relationships. All of the Company’s customer relationships are established through written customer contracts (revenue arrangements). The fair value for customer contractual relationships is determined, as of the date of acquisition, based on estimates and judgments regarding expectations for the estimated future after-tax earnings and cash flows (including cash flows for working capital) arising from the follow-on sales expected from the customer contractual relationships over their estimated lives, including the probability of expected future contract renewals and sales, less a contributory assets charge, all of which is discounted to present value. The Company’s indefinite-lived intangible assets include in-process research and development (IPR&D).

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

The table below presents information for the Company’s identifiable intangible assets that are subject to amortization and indefinite-lived intangible assets.

		June 28, 2019			December 31, 2018
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)	(in millions)
Customer contractual relationships	17	$470	$303	$167	$468	$288	$180
Technology	10	246	141	105	245	132	113
Other	12	48	19	29	49	18	31
Total subject to amortization		764	463	301	762	438	324
IPR&D	indefinite	66	—	66	66	—	66
Total		$830	$463	$367	$828	$438	$390
The table below presents amortization expense recorded by the Company for its identifiable intangible assets.

	Second Quarter Ended		First Half Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Amortization expense	$12	$11	$24	$22
Based on gross carrying amounts at June 28, 2019, the Company’s estimate of amortization expense for identifiable intangible assets for the years ending December 31, 2019 through 2023 is presented in the table below.

	Year Ending December 31,
	2019	2020	2021	2022	2023
	(in millions)
Estimated amortization expense	$51	$48	$43	$37	$28
8. Other Current Liabilities and Other Liabilities
The table below presents the components of other current liabilities.

	June 28, 2019	December 31, 2018
	(in millions)
Other current liabilities:
Operating lease liabilities	$75	$—
Accrued product warranty costs	60	66
Estimated costs in excess of estimated contract value to complete contracts in process in a loss position	41	40
Accrued interest	16	18
Estimated contingent purchase price payable for acquired businesses (see Note 13)	12	10
Other	116	154
Total other current liabilities	$320	$288

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

The table below presents the components of other liabilities.

	June 28, 2019	December 31, 2018
	(in millions)
Other liabilities:
Non-current income taxes payable (see Note 10)	$163	$161
Deferred compensation	59	53
Notes payable and other debt	43	22
Contract liabilities (see Note 5)	28	31
Accrued product warranty costs	23	22
Accrued workers' compensation	21	20
Estimated contingent purchase price payable for acquired businesses (see Note 13)	4	10
Other	108	117
Total other liabilities	$449	$436
The table below presents the changes in the Company’s accrued product warranty costs.

	First Half Ended
	June 28, 2019	June 29, 2018
	(in millions)
Accrued product warranty costs:
Balance at January 1	$88	$99
Accruals for product warranties issued during the period	28	25
Changes to accruals for product warranties existing before January 1	(1)	1
Settlements made during the period	(32)	(26)
Foreign currency translation adjustments	—	(1)
Balance at end of period	$83	$98
9. Debt
The components of debt and a reconciliation to the carrying amount of long-term debt is presented in the table below.

	June 28, 2019	December 31, 2018
	(in millions)
Borrowings under Revolving Credit Facility (1)	$—	$—
4.95% Senior Notes due 2021	650	650
3.85% Senior Notes due 2023	800	800
3.95% Senior Notes due 2024	350	350
3.85% Senior Notes due 2026	550	550
4.40% Senior Notes due 2028	1,000	1,000
Principal amount of long-term debt	3,350	3,350
Unamortized discounts	(6)	(7)
Deferred debt issue costs	(21)	(22)
Carrying amount of long-term debt	$3,323	$3,321
__________________

(1)
During the first half period ended June 28, 2019, L3 had no borrowings or repayments under the Credit Facility. In connection with the Exchange Offer discussed below, the Credit Facility was terminated on June 28, 2019. This termination resulted in a $3 million debt retirement charge for the quarterly and first half period ended June 28, 2019.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

On May 30, 2019, in connection with the Company's anticipated merger with Harris, Harris commenced an offering in which eligible holders of the Company’s senior notes (the L3 Senior Notes) could exchange (the Exchange Offer) such outstanding notes for (1) up to $3.35 billion aggregate principal amount of new notes issued by Harris (Harris Notes) and (2) one dollar in cash for each $1,000 principal amount. Each of the series of Harris Notes issued have an interest rate and maturity date that is identical to the L3 Senior Notes. The Exchange Offers settled on July 2, 2019.
The exchange consideration, early tender premium and total exchange consideration for each series of the L3 Senior Notes are presented in the table below.

Note	Aggregate Principal Amount Outstanding	Exchange Consideration(1)	Early Tender Premium(1)	Total Exchange Consideration(1)(2)
	(in millions)
4.95% Senior Notes due February 15, 2021	$650	$970 principal amount of New Harris 4.95% Senior Notes due 2021 and $1 in cash	$30 principal amount of New Harris 4.95% Senior Notes due 2021	$1,000 principal amount of New Harris 4.95% Senior Notes due 2021 and $1 in cash
3.85% Senior Notes due June 15, 2023	$800	$970 principal amount of New Harris 3.85% Senior Notes due 2023 and $1 in cash	$30 principal amount of New Harris 3.85% Senior Notes due 2023	$1,000 principal amount of New Harris 3.85% Senior Notes due 2023 and $1 in cash
3.95% Senior Notes due May 28, 2024	$350	$970 principal amount of New Harris 3.95% Senior Notes due 2024 and $1 in cash	$30 principal amount of New Harris 3.95% Senior Notes due 2024	$1,000 principal amount of New Harris 3.95% Senior Notes due 2024 and $1 in cash
3.85% Senior Notes due December 15, 2026	$550	$970 principal amount of New Harris 3.85% Senior Notes due 2026 and $1 in cash	$30 principal amount of New Harris 3.85% Senior Notes due 2026	$1,000 principal amount of New Harris 3.85% Senior Notes due 2026 and $1 in cash
4.40% Senior Notes due June 15, 2028	$1,000	$970 principal amount of New Harris 4.40% Senior Notes due 2028 and $1 in cash	$30 principal amount of New Harris 4.40% Senior Notes due 2028	$1,000 principal amount of New Harris 4.40% Senior Notes due 2028 and $1 in cash
__________________

(1)	For each $1,000 principal amount of L3's Senior Notes accepted for exchange.

(2)	Includes Early Tender Premium.
In conjunction with the Exchange Offer, the Company solicited consents (each, a "Consent Solicitation" and, collectively, the "Consent Solicitations") to adopt certain proposed amendments to each of the indentures governing the L3 Senior Notes to eliminate certain of the covenants, restrictive provisions, events of default and subsidiary guarantee provisions from such indentures. In addition, the Exchange Offer and Consent Solicitations were conditioned upon the consummation of the transactions contemplated by the Agreement and Plan of Merger.
Holders who validly tendered their L3 Senior Notes at or prior to 5:00 p.m., New York City time, on June 12, 2019 (the Early Tender Date), were eligible to receive, on the settlement date, the applicable Total Exchange Consideration as set forth in the table above, which includes the applicable Early Tender Premium as set forth in the table above, for all such L3 Senior Notes that were accepted. Holders who validly tendered their L3 Senior Notes after the Early Tender Date but prior to July 1, 2019 (the Expiration Date) were not eligible to receive the applicable Early Tender Premium and, accordingly, were eligible to receive, on the settlement date, only the applicable Exchange Consideration as set forth in the table above for all such L3 Senior Notes that were accepted.
The new Harris Notes are unsecured senior obligations of L3Harris and rank equally in right of payment with all of its other unsecured debt and are structurally subordinated to the secured and unsecured debt of L3Harris' subsidiaries, including any debt of L3 that remains outstanding.
Remaining Existing L3 Notes
Following the settlement of the Exchange Offer, L3 had outstanding approximately $329 million in principal of L3 Senior Notes. The existing L3 Senior Notes were issued under an indenture, dated as of May 21, 2010 (as supplemented and amended, the “L3 Indenture”), by and among L3, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as the trustee. As discussed above, in connection with the Exchange Offer, L3 solicited the consents of the holders of the existing L3 Senior Notes to amend the L3 Indenture to remove certain restrictive and reporting covenants. L3 received consents in the Consent Solicitations sufficient to approve such amendments to the L3 Indenture. As a result, L3 and the trustee for the

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

remaining existing L3 Senior Notes have entered into a supplemental indenture implementing those amendments to the L3 Indenture. The existing L3 Senior Notes are the senior unsecured obligations of L3.
10. Income Taxes
The Company and its subsidiaries file income tax returns in the U.S. Federal jurisdiction, which is the Company’s primary tax jurisdiction, and various state and foreign jurisdictions. At June 28, 2019, the statutes of limitations for the Company’s U.S. Federal income tax returns for the years ended December 31, 2012, 2013, 2015, 2016 and 2017 were open.
The effective income tax rate for the quarterly period ended June 28, 2019 decreased to 18.9%, compared to 20.3% for the quarterly period ended June 29, 2018. The decrease was driven by a gain on the sale of the Crestview & TCS Businesses in 2018 that did not recur in 2019, partially offset by a reduction in tax benefits from equity compensation.
The effective income tax rate for the first half period ended June 28, 2019 increased to 16.6%, compared to 15.9% for the first half period ended June 29, 2018. The increase was driven by a reduction in tax benefits from equity compensation, partially offset by a gain on the sale of the Crestview & TCS Businesses in 2018 that did not recur in 2019.
At June 28, 2019, the Company anticipated that unrecognized tax benefits will decrease by approximately $27 million over the next 12 months due to the potential resolution of unrecognized tax benefits involving several jurisdictions and tax periods. The actual amount of the decrease over the next 12 months could vary significantly depending on the ultimate timing and nature of any settlements.
Current and non-current income taxes payable include accrued potential interest of $17 million ($13 million after income taxes) at June 28, 2019 and $15 million ($11 million after income taxes) at December 31, 2018, and potential penalties of $8 million at June 28, 2019 and $9 million at December 31, 2018.
11. Accumulated Other Comprehensive (Loss) Income (AOCI)
The changes in the AOCI balances, including amounts reclassified from AOCI into net income, are presented in the table below.

	Foreign currency translation	Unrealized (losses) gains on hedging instruments	Unrecognized (losses) gains and prior service cost, net	Total accumulated other comprehensive loss
	(in millions)
Balance at December 31, 2018	$(136)	$(10)	$(579)	$(725)
Other comprehensive income (loss) before reclassifications, net of tax	4	(22)	—	(18)
Amounts reclassified from AOCI, net of tax	—	—	15	15
Net current period other comprehensive income (loss)	4	(22)	15	(3)
Balance at June 28, 2019	$(132)	$(32)	$(564)	$(728)

Balance at December 31, 2017	$(54)	$9	$(646)	$(691)
Other comprehensive loss before reclassifications, net of tax	(39)	(10)	—	(49)
Amounts reclassified from AOCI, net of tax	—	(1)	27	26
Net current period other comprehensive (loss) income	(39)	(11)	27	(23)
Balance at June 29, 2018	$(93)	$(2)	$(619)	$(714)

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Further details regarding the amounts reclassified from AOCI into net income are presented in the table below. ASU 2017-12 did not have an impact in the Company's presentation of the earnings effect of hedging instruments in the income statement.

	Amount Reclassified from AOCI (a)				Affected Line Item in the Unaudited Condensed Consolidated Statements of Operations
	Second Quarter Ended		First Half Ended
Details About AOCI Components	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
(Loss) gain on hedging instruments	$(1)	$—	$—	$1	Cost of sales - Products
	(1)	—	—	1	Income from continuing operations before income taxes
	$(1)	$—	$—	$1	Income from continuing operations

Amortization of defined benefit pension and postretirement items:
Net loss	$(10)	$(17)	$(19)	$(35)	Income from continuing operations before income taxes
	2	4	4	8	Provision for income taxes
	$(8)	$(13)	$(15)	$(27)	Income from continuing operations
Total reclassification for the period	$(9)	$(13)	$(15)	$(26)	Income from continuing operations
__________________

(a)	Amounts in parenthesis indicate charges to the unaudited condensed consolidated statements of operations.
12. Equity
On May 8, 2017, L3’s Board of Directors approved a share repurchase program that authorized L3 to repurchase up to an additional $1.5 billion of its common stock. The program became effective on July 1, 2017 and had no set expiration date. Repurchases of L3’s common stock were made from time to time at management’s discretion in accordance with applicable U.S. Federal securities laws. All share repurchases of L3’s common stock have been recorded as treasury shares.
The Company did not repurchase any shares of common stock from September 29, 2018 through July 19, 2019. The last repurchase of shares was in July 2018. In connection with the merger with Harris (see Note 1), the Company suspended the share repurchase program.
On May 7, 2019, L3’s Board of Directors declared a quarterly cash dividend of $0.85 per share, paid on June 17, 2019 to shareholders of record at the close of business on May 17, 2019. During the first half period ended June 28, 2019, the Company paid $138 million of cash dividends, including a $2 million net reduction of previously accrued dividends for employee-held stock awards.
In connection with the completion of the merger, L3 shares ceased trading prior to market open on July 1, 2019, and each L3 share converted into 1.30 shares of Harris. Upon closing of the merger, Harris was renamed L3Harris Technologies, Inc. and began trading under the ticker symbol LHX.
13. Fair Value Measurements
Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants. The standards establish a fair value hierarchy that gives the highest priority to observable inputs and the lowest priority to unobservable inputs.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

The following table presents the fair value hierarchy level for each of the Company’s assets and liabilities that are measured and recorded at fair value on a recurring basis.

	June 28, 2019			December 31, 2018
Description	Level 1 (1)	Level 2 (2)	Level 3 (3)	Level 1 (1)	Level 2 (2)	Level 3 (3)
	(in millions)
Assets
Cash equivalents	$409	$—	$—	$660	$—	$—
Derivatives (foreign currency forward contracts)	—	5	—	—	1	—
Total assets	$409	$5	$—	$660	$1	$—

Liabilities
Derivatives (foreign currency forward contracts)	$—	$10	$—	$—	$17	$—
Derivatives (treasury lock contracts) (4)	—	35	—	—	—	—
Contingent consideration	—	—	16	—	—	20
Total liabilities	$—	$45	$16	$—	$17	$20
__________________

(1)
Level 1 is based on quoted market prices available in active markets for identical assets or liabilities as of the reporting date. Cash equivalents are primarily held in registered money market funds, which are valued using quoted market prices.

(2)
Level 2 is based on pricing inputs other than quoted prices in active markets, which are either directly or indirectly observable. The fair value is determined using a valuation model based on observable market inputs, including quoted foreign currency forward exchange rates, interest rates and consideration of non-performance risk.

(3)	Level 3 is based on pricing inputs that are not observable and not corroborated by market data.

(4)	See Note 15 for information regarding the treasury lock contracts.
The contingent consideration liabilities represent the future potential earn-out payments relating to the acquisitions of MacDonald Humfrey (Automation) Limited, renamed L3 MacDonald Humfrey (MacH), on November 22, 2016, Open Water Power, Inc., renamed L3 Open Water Power, Inc. (Open Water Power), on May 19, 2017 and Latitude Engineering, LLC, renamed L3 Latitude Engineering, Inc. (Latitude Engineering) on June 28, 2018. The fair value of the MacH contingent consideration liability and a portion of the Latitude Engineering contingent consideration liability is based on a Monte Carlo Simulation of the aggregate revenue of MacH for the three-year period ending December 31, 2019 and the aggregate revenue of Latitude Engineering as of each year within the four-year period ended December 31, 2021. The significant unobservable inputs used in calculating the fair value of the MacH contingent consideration and a portion of the Latitude Engineering contingent consideration include: (i) projected revenues of the acquired businesses, (ii) company specific risk premium, which is a component of the discount rate applied to the revenue projections and (iii) volatility. The fair value of the Open Water Power contingent consideration liability and a portion of the Latitude Engineering contingent consideration liability is based on the Scenario-Based Method of the income approach using post-acquisition milestone achievements of Open Water Power and Latitude Engineering through December 31, 2020. The significant unobservable inputs used in calculating the fair value of the Open Water Power contingent consideration and a portion of the Latitude Engineering contingent consideration include: (i) timing of achieving the milestones associated with the contingent consideration arrangement, (ii) probabilities of achieving each milestone and (iii) the discount rate. The fair value of the contingent consideration for potential earn-out payments is reassessed quarterly, including an analysis of the significant inputs used in the evaluation, as well as the accretion of the present value discount. Changes are reflected within cost of sales in the unaudited condensed consolidated statements of operations.
The table below presents the changes to contingent consideration obligations during the first half period ended June 28, 2019.

June 28, 2019
(in millions)
Balance at beginning of period	$20
Changes in fair value of contingent consideration, net	(4)
Balance at end of period	$16

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

The Company will recognize $5 million related to Latitude Engineering in the Company's statement of operations on June 29, 2019 due to the achievement of certain milestones met upon completion of the merger with Harris.
14. Financial Instruments
At June 28, 2019 and December 31, 2018, the Company’s financial instruments consisted primarily of cash and cash equivalents, billed receivables, trade accounts payable, senior notes, foreign currency forward contracts and treasury lock contracts. The carrying amounts of cash and cash equivalents, billed receivables and trade accounts payable are representative of their respective fair values because of the short-term maturities or the expected settlement dates of these instruments. The carrying amounts and estimated fair values of the Company’s other financial instruments are presented in the table below.

	June 28, 2019		December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Senior notes (1)	$3,323	$3,522	$3,321	$3,355
Foreign currency forward contracts (2)	$(5)	$(5)	$(16)	$(16)
Treasury lock contracts (3)	$(35)	$(35)	$—	$—
__________________

(1)	The Company measures the fair value of its senior notes using Level 2 inputs based primarily on current market yields for its existing debt traded in the secondary market.

(2)
The Company measures the fair values of foreign currency forward contracts based on forward exchange rates. See Note 15 for additional disclosures regarding the notional amounts and fair values of foreign currency forward contracts.

(3)
The Company measures the fair values of treasury lock contracts based on 10-year treasury rates. See Note 15 for additional disclosures regarding the notional amounts and fair values of treasury lock contracts.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

15. Derivative Financial Instruments
The Company’s derivative financial instruments include foreign currency forward contracts and treasury lock contracts, which are entered into for risk management purposes.
Foreign Currency Forward Contracts. The Company’s U.S. and foreign businesses enter into contracts with customers, subcontractors or vendors that are denominated in currencies other than their functional currencies. To protect the functional currency equivalent cash flows associated with certain of these contracts, the Company enters into foreign currency forward contracts. The Company’s activities involving foreign currency forward contracts are designed to hedge the changes in the functional currency equivalent cash flows due to movements in foreign exchange rates compared to the functional currency. The foreign currencies hedged are primarily the Canadian dollar, the U.S. dollar, the Euro, the British pound, the United Arab Emirates dirham and the New Zealand dollar. The Company manages exposure to counterparty non-performance credit risk by entering into foreign currency forward contracts only with major financial institutions that are expected to fully perform under the terms of such contracts. Foreign currency forward contracts are recorded in the Company’s condensed consolidated balance sheets at fair value and are generally designated and accounted for as cash flow hedges in accordance with the accounting standards for derivative instruments and hedging activities. Gains and losses on designated foreign currency forward contracts that are highly effective in offsetting the corresponding change in the cash flows of the hedged transactions are recorded net of income taxes in AOCI and then recognized in income when the underlying hedged transaction affects income. Gains and losses on foreign currency forward contracts that do not meet hedge accounting criteria are recognized in income immediately. Notional amounts are used to measure the volume of foreign currency forward contracts and do not represent exposure to foreign currency losses. The table below presents the notional amounts of the Company’s outstanding foreign currency forward contracts by currency at June 28, 2019.

Currency	Notional Amounts
(in millions)
Canadian dollar	$196
U.S. dollar	163
Euro	61
British pound	10
United Arab Emirates dirham	9
New Zealand dollar	6
Total	$445
At June 28, 2019, the Company’s foreign currency forward contracts had maturities through 2023.
Treasury Lock Contracts. The Company uses treasury lock contracts principally to reduce its exposure to market risks from changes in interest rates. The Company does not enter into or hold interest rate swap contracts for speculative or trading purposes. The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company’s treasury lock contracts are designated for hedge accounting.
In January 2019, the Company entered into two treasury lock contracts to fix the treasury yield component of the interest cost of forecasted refinancing associated with the $650 million of 4.95% Senior Notes due 2021. The treasury lock contracts are scheduled to terminate on February 12, 2021.
The Company has designated these treasury lock contracts as cash flow hedges of an anticipated transaction. Any unrealized gains and losses associated with the treasury locks are recorded as a component of accumulated other comprehensive income. Unrealized gains occur when interest rates increase, conversely, any unrealized losses occur when interest rates decline. Upon termination of the treasury lock contracts, the Company will recognize any unrealized gains or losses over the life of the related financing arrangement. The Company recorded unrealized hedging losses, net of taxes due to a decline in the 10-year treasury rate, of $14 million and $26 million for the quarterly and first half periods ended June 28, 2019, respectively.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

The table below presents the location of the Company’s derivative instruments recorded at fair value on the condensed consolidated balance sheets.

	June 28, 2019				December 31, 2018
	Other Current Assets	Other Assets	Other Current Liabilities	Other Liabilities	Other Current Assets	Other Assets	Other Current Liabilities	Other Liabilities
	(in millions)
Derivatives designated as hedging instruments:
Foreign currency forward contracts(1)	$3	$2	$6	$4	$1	$—	$13	$4
Treasury lock contracts(1)	—	—	—	35	—	—	—	—
Total derivative instruments	$3	$2	$6	$39	$1	$—	$13	$4
__________________

(1)	See Note 13 for a description of the fair value hierarchy related to the Company’s foreign currency forward contracts and treasury lock contracts.
The effects from foreign currency forward contracts on the unaudited condensed consolidated statements of operations were a pre-tax loss of $1 million for the quarterly period ended June 28, 2019 and a pre-tax gain of $1 million for the first half period ended June 29, 2018. At June 28, 2019, the estimated net amount of existing losses that are expected to be reclassified into income within the next 12 months was $4 million.
16. Leases
As discussed in Note 2, effective January 1, 2019, the Company adopted ASC 842. The Company’s operating and finance leases at June 28, 2019 were for real estate such as office space, warehouses, manufacturing, research and development facilities, and land, and equipment. Finance leases were not material as of June 28, 2019 and were therefore not included in the disclosures below.
The components of the Company's lease expense are presented in the table below.

	Second Quarter Ended	First Half Ended
	June 28, 2019	June 28, 2019
	(in millions)	(in millions)
Operating lease cost	$28	$57
Short-term and equipment lease cost	1	2
Variable lease cost	4	8
Sublease income	—	(1)
Net lease cost	$33	$66

Supplemental operating lease balance sheet information is presented in the table below.

June 28, 2019
(in millions)
Operating lease right-of-use assets	$626

Other current liabilities	$75
Operating lease liabilities	580
Total operating lease liabilities	$655

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Other supplemental information related to the Company's leases is presented in the table below.

First Half Ended
(in millions, except lease term and discount rate)	June 28, 2019
Cash paid for amounts included in the measurement of operating lease liabilities	$62
Right-of-use assets obtained in exchange for new operating lease liabilities	$32

Weighted average remaining lease term - operating leases (in years)	10.8
Weighted average discount rate - operating leases	4.4%
The following table presents future lease payments under non-cancelable leases as of June 28, 2019.

Operating Leases
June 28, 2019
(in millions)
2019	$53
2020	96
2021	85
2022	77
2023	68
Thereafter	453
Total future lease payments required	832
Less: imputed interest	177
Total	$655
At June 28, 2019, the Company had $292 million of additional operating leases for real estate facilities that have not yet commenced. These leases will commence between 2019 and 2020 with lease terms of 10 to 25 years.
As discussed in Note 2, the Company has adopted ASC 842 using the optional transition method presenting prior period amounts and disclosures under ASC 840. The following presents the Company's future minimum lease payments for operating leases under ASC 840 at December 31, 2018.

Operating Leases
December 31, 2018
(in millions)
2019	$115
2020	134
2021	82
2022	73
2023	65
Thereafter	506
Total minimum payments required	975
Sublease rentals under non-cancelable leases	(7)
Net minimum payments required	$968
Rent expense and sublease rental income were $105 million and $2 million, respectively, for the year ended December 31, 2018.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

17. Commitments and Contingencies
Procurement Regulations
A substantial majority of the Company’s revenues are generated from providing products and services under legally binding agreements or contracts with the U.S. Government, foreign government customers and state and local governments. U.S. Government contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. The Company is currently cooperating with the U.S. Government on several investigations from which civil, criminal or administrative proceedings have or could result and give rise to fines, penalties, compensatory and treble damages, restitution and/or forfeitures, including investigations into the pricing of certain contracts. The Company does not currently anticipate that any of these investigations will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows. However, under U.S. Government regulations, an indictment of the Company by a federal grand jury, or an administrative finding against the Company as to its present responsibility to be a U.S. Government contractor or subcontractor, could result in the Company being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges. A conviction, or an administrative finding against the Company that satisfies the requisite level of seriousness, could result in debarment from contracting with the federal government for a specified term. In addition, all of the Company’s U.S. Government contracts: (1) are subject to audit and various pricing and cost controls, (2) include standard provisions for termination for the convenience of the U.S. Government or for default and (3) are subject to cancellation if funds for contracts become unavailable. Foreign government contracts generally include comparable provisions relating to terminations for convenience or default, as well as other procurement clauses relevant to the foreign government.
Litigation Matters
The Company is also subject to litigation, proceedings, claims or assessments and various contingent liabilities incidental to its businesses, including the matter specified below. Furthermore, in connection with certain business acquisitions, the Company has assumed some or all claims against, and liabilities of, such acquired businesses, including both asserted and unasserted claims and liabilities.
In accordance with the accounting standard for contingencies, the Company records a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss. Generally, the loss is recorded at the amount the Company expects to resolve the liability. Amounts recoverable from insurance contracts or third parties are recorded as assets when deemed probable. At June 28, 2019, the Company did not record any amounts for recoveries from insurance contracts or third parties in connection with the amount of liabilities recorded for pending and threatened litigation. Legal defense costs are expensed as incurred. The Company believes it has recorded adequate provisions for its litigation matters. The Company reviews these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. While it is reasonably possible that an unfavorable outcome may occur in the matter set forth below, unless otherwise stated, the Company believes that it is not probable that a loss has been incurred in such matter. With respect to any litigation matter below for which it is reasonably possible that an unfavorable outcome may occur, an estimate of loss or range of loss is disclosed when such amount or amounts can be reasonably estimated. Although the Company believes that it has valid defenses with respect to legal matters and investigations pending against it, the results of litigation can be difficult to predict, particularly those involving jury trials. Therefore, it is possible that any of the following or other contingencies could have a material impact on the financial position, results of operations or cash flows of the Company in future periods.
18. Pension and Other Postretirement Benefits
Contributions. The Company contributed cash of $29 million to its pension plans and $2 million to its other postretirement benefit plans during the first half period ended June 28, 2019. The Company expects to contribute an additional $51 million to its pension plans and $6 million to its other postretirement benefit plans during the remainder of 2019.
19. Stock-Based Compensation
During the first half period ended June 28, 2019, the Company granted stock-based awards under the Amended and Restated 2008 Long Term Performance Plan in the form of restricted stock units. The stock-based compensation awards granted during the first half period ended June 28, 2019 are further discussed below.
Restricted Stock Units. The Company granted 278,449 restricted stock units with a weighted average grant date fair value of $207.11 per share. Restricted stock units typically vest three years after the grant date for employees and one year after the grant

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

date for non-employee directors, or if earlier, on the date of the first annual stockholders meeting held after the grant date. The restricted stock units automatically convert into shares of L3’s common stock upon vesting. The grant date fair value of the restricted stock unit awards is based on L3’s closing stock price at the date of grant and is generally recognized as compensation expense on a straight-line basis over the vesting period. However, for employees who attain retirement eligibility status prior to the end of the three-year cliff vesting period and who have provided at least one year of service after the date of grant, compensation expense is recognized over the shorter period from the date of grant to the retirement eligibility date. For grants of restricted stock units made during the first half period ended June 28, 2019, retirement eligible employees are those employees that either: (1) have attained the age of 60 and completed at least five years of service (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length) or (2) have attained the age of 65 (without regard to their length of service at L3).
Upon completion of the Company's merger with Harris, and in accordance with the terms of the Company's stock-based compensation plans, unvested restricted stock units granted on or prior to October 12, 2018 fully vested, all unvested stock options fully vested and a pro-rata portion of the adjusted number of performance units and performance awards vested. The related compensation charge resulting from the acceleration of vesting of $34 million will be recorded in the Company's statement of operations on June 29, 2019.
20. Supplemental Cash Flow Information

	First Half Ended
	June 28, 2019	June 29, 2018
	(in millions)
Interest paid	$75	$97
Income tax payments	$50	$54
Income tax refunds	$6	$3
21. Disaggregation of Net Sales
Disaggregation of Total Net Sales. The Company disaggregates its sales from contracts with customers by: (1) end customer, (2) contract type, (3) deliverable type and (4) revenue recognition method. The Company believes these factors affect the nature, amount, timing and uncertainty of the Company’s revenue and cash flows.
Sales by End Customer. Direct sales to the end customer represented approximately 66% and 64% of the Company’s consolidated sales for the quarterly periods ended June 28, 2019 and June 29, 2018, respectively, and indirect sales as a subcontractor or supplier represented the remaining 34% and 36%, respectively. Direct sales to the end customer represented approximately 65% and 64% of the Company’s consolidated sales for the first half periods ended June 28, 2019 and June 29, 2018, respectively, and indirect sales as a subcontractor or supplier represented the remaining 35% and 36%, respectively. The tables below present total net sales disaggregated by end customer.

	Second Quarter Ended		First Half Ended
End Customer	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Total DoD	$1,749	$1,733	$3,598	$3,295
Other U.S. Government	97	93	176	186
Total U.S. Government	1,846	1,826	3,774	3,481
Foreign governments (1)	396	371	793	702
Commercial — foreign	227	222	438	439
Commercial — domestic	162	164	326	332
Total	$2,631	$2,583	$5,331	$4,954
__________________

(1)	Includes sales under foreign military sales agreements, which are made directly between the U.S. Government and foreign governments.

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

Sales by Contract Type. Generally, the sales price arrangements for the Company’s contracts are either fixed-price, cost-plus or time-and-material type. Fixed-price type contracts generally offer higher profit margin potential than cost-plus type or time-and-material type contracts due to the greater levels of risk assumed on a fixed-price type contract.
On a fixed-price type contract, the Company agrees to perform the contractual statement of work for a predetermined sales price. On a cost-plus type contract, the Company is paid its allowable incurred costs plus a profit which can be fixed or variable depending on the contract’s fee arrangement up to predetermined funding levels determined by the customer. Cost-plus type contracts with award and incentive fee provisions are the Company’s primary variable contract fee arrangement. On a time-and-material type contract, the Company is paid on the basis of direct labor hours expended at specified fixed-price hourly rates (that include wages, overhead, allowable general and administrative expenses and profit) and materials at cost.
Substantially all of the Company’s cost-plus type contracts and time-and-material type contracts are with U.S. Government customers, while sales to foreign government and commercial customers are generally transacted under fixed-price sales arrangements and are included in the Company’s fixed-price contract type sales. The tables below present total net sales disaggregated by contract type.

	Second Quarter Ended		First Half Ended
Contract Type	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Fixed-price(1)	$2,000	$1,872	$4,030	$3,564
Cost-plus(2)	551	626	1,142	1,222
Time-and-material	80	85	159	168
Total sales	$2,631	$2,583	$5,331	$4,954
__________________

(1)
Includes fixed-price incentive fee type contracts, which contributed approximately 1% to the Company's total net sales for each of the quarterly periods ended June 28, 2019 and June 29, 2018 and approximately 1% and 2% for the first half periods ended June 28, 2019 and June 29, 2018, respectively.

(2)
Includes cost-plus award and incentive fee type contracts, which contributed approximately 6% and 4% to the Company's total net sales for the quarterly periods ended June 28, 2019 and June 29, 2018, respectively, and approximately 5% and 4% for the first half periods ended June 28, 2019 and June 29, 2018, respectively.

Sales by Deliverable Type: The tables below present total net sales disaggregated by the type of deliverable, which is determined by the Company at the performance obligation level.

	Second Quarter Ended		First Half Ended
Sales by Deliverable Type	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Products	$1,809	$1,786	$3,741	$3,432
Services	822	797	1,590	1,522
Total sales	$2,631	$2,583	$5,331	$4,954
Revenue Recognition Method: The tables below present total net sales disaggregated based on the revenue recognition method applied.

	Second Quarter Ended		First Half Ended
Revenue Recognition Method	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Over time (cost-to-cost method)	$1,983	$1,942	$4,028	$3,744
Point in time	489	484	992	916
Output method	103	88	199	162
Billing method	56	69	112	132
Total sales	$2,631	$2,583	$5,331	$4,954

L3 TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — CONTINUED

22. Severance and Restructuring Related Costs
Consistent with the Company’s strategy to continuously improve its cost structure and right-size its businesses, L3 is completing employment reduction actions across several of its businesses to reduce both direct and indirect costs, including overhead and general and administrative costs. As a result of these initiatives, the Company recorded a total of $5 million and $11 million of severance and restructuring related costs with respect to approximately 400 employees during the quarterly and first half periods ended June 28, 2019, respectively. During the year ended December 31, 2018, the Company recorded a total of $26 million of severance and restructuring related costs with respect to approximately 800 employees. Severance and restructuring related costs are reported within operating costs and expenses on the unaudited condensed consolidated statements of operations. Severance and restructuring related costs incurred are presented in the table below.

	Second Quarter Ended		First Half Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(in millions)
Severance and restructuring related costs	$5	$6	$11	$14
The Company had severance and restructuring related liabilities of $9 million and $14 million included in other current liabilities on the Company’s balance sheets at June 28, 2019 and December 31, 2018, respectively. The remaining liability balance at June 28, 2019 is expected to be paid primarily by the second quarter of 2020. The table below presents the change to the Company’s severance and restructuring related liability during the first half period ended June 28, 2019.

June 28, 2019
(in millions)
Balance at beginning of period	$14
Additional provisions	11
Cash payments	(16)
Balance at end of period	$9